EXHIBIT 21

SUBSIDIARIES OF HANGER ORTHOPEDIC GROUP, INC.

Each of the subsidiaries in the following list is a wholly-owned subsidiary of Hanger Orthopedic Group, Inc., unless otherwise indicated below:

Name	State/Country of Incorporation
Hanger Prosthetics & Orthotics, Inc.	Delaware
Southern Prosthetic Supply, Inc.	Georgia
OPNET, Inc.	Nevada
Hanger Europe, N.V.(1)	Belgium
Innovative Neurotronics, Inc.	Nevada
Linkia, LLC (2)	Maryland
Dosteon Solutions, LLC	Maryland
The following are wholly-owned subsidiaries of Hanger Prosthetics & Orthotics, Inc.
Eugene Teufel & Son Orthotics & Prosthetics, Inc.	Pennsylvania
HPO, Inc.	Delaware
ABI Orthotic/Prosthetic Laboratories, Ltd. (2)	Ohio
Greater Chesapeake Orthotics & Prosthetics, Inc.	Delaware
Rehab Designs of America Corporation	Delaware
Rehab Designs of Colorado, Inc.	Colorado
Rehab Designs of Wisconsin, Inc.	Kansas
Certified Orthotic & Prosthetic Associates, Inc.	Missouri
The Brace Shop Prosthetic Orthotic Centers, Inc.	Ohio
Temple Medical, Inc.	Mississippi
MHC Prosthetics, LLC	Maryland
Orthotic-Prosthetic Center, Inc.	Florida
Specialized Prosthetic and Orthotic Technologies, Inc.	Utah
The following are wholly-owned subsidiaries of HPO, Inc.	Delaware
Hanger Prosthetics & Orthotics West, Inc.	California
Hanger Prosthetics & Orthotics East, Inc.	Delaware
The following are wholly-owned subsidiaries of Hanger Prosthetics & Orthotics West, Inc.
NWPO Associates, Inc.	Washington
Advanced Bio-Mechanics, Inc.	California
Laurence’s Orthotics & Prosthetics, Inc.	California
Shasta Orthotic Prosthetic Service, Inc.	California
Conner Brace Co., Inc.	Texas
Elite Care, Inc.	Arizona
Fortitude Medical Specialists, Inc.	Arizona

(1) Hanger Orthopedic Group, Inc. owns 60% of Hanger Europe, N.V., a Belgian limited liability company.
(2) Limited Liability Company